Exhibit 23.6
CONSENT TO BE NAMED A DIRECTOR
     I hereby consent to the use of my name and any references to me as a person to be appointed as a director of Superior Offshore International, Inc., a Delaware corporation (the “Company”), in the Company’s Registration Statement on Form S-1 (Registration No. 333-136567) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and any and all amendments (including post-effective amendments) thereto and in any registration statement for the same offering filed pursuant to Rule 462(b) under the Securities Act and any and all amendments (including post-effective amendments) thereto (collectively, the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: February 20, 2007	/s/ Patrice Chemin